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                       [PRICEWATERHOUSECOOPERS LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 4 to registration statement on Form S-6 (the "Registration Statement") of our report dated March 1, 2000, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 17, 2000, relating to the financial statements and selected per unit data of New York Life Insurance and Annuity Corporation Corporate Sponsored Variable Universal Life Separate Account-I. We also consent to the reference to us under the heading "Experts" which appears in such Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
April 10, 2000